FILED PURSUANT TO RULE 424(B)(3)
                                                           FILE NUMBER 333-62216

                                   PROSPECTUS

                      DIRECT WIRELESS COMMUNICATIONS, INC.
                        1,490,633 SHARES OF COMMON STOCK
                             NO PAR VALUE PER SHARE






























               The date of this prospectus is September 24, 2001.

UNTIL DECEMBER 26, 2001 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                       ----------------------------------

Direct Wireless Communications, Inc. will furnish to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements.

                       ----------------------------------




                                TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
Summary Information                                                                                                       2
Risk Factors                                                                                                              2
        Risks Associated with Direct Wireless Corporation Technology                                                      2
        Risks Associated with the Operations of Direct Wireless
            Communications, Inc.                                                                                          3
        Risks Associated with the Market for the Common Stock                                                             4
Proposed Business                                                                                                         4
        The Technology Direct Wireless Communications, Inc. will License                                                  5
            General Description of the Technology                                                                         5
            Uniqueness of the Direct Wireless Corporation Technology                                                      6

        The Licensing Agreement                                                                                           7
        Management's Plan of Operations                                                                                   7
        Marketing Strategy                                                                                                8
        Employees                                                                                                         9
Properties                                                                                                                9
Plan of Distribution                                                                                                      9
Market for Common Equity and Related Stockholder Matters                                                                 10
Directors, Executive Officers, Promoters and Control Persons                                                             10
Executive Compensation                                                                                                   12
Security Ownership of Certain Beneficial Owners and Management                                                           13
Certain Relationships and Related Transactions                                                                           14
Description of Securities                                                                                                14
Indemnification of Officers and Directors                                                                                15
Interest of Named Experts and Counsel                                                                                    15
Available Information                                                                                                    16
Index to Financial Statements                                                                                           F-1



                                        (i)

                      DIRECT WIRELESS COMMUNICATIONS, INC.
                        1,490,633 SHARES OF COMMON STOCK
                             NO PAR VALUE PER SHARE



This prospectus relates to 1,490,633 shares of common stock of Direct Wireless Communications, Inc. that Direct Wireless Corporation is distributing as a stock dividend to its shareholders of record on May 15, 2001. Recipients of the common stock will not be required to make any payment for it.

Direct Wireless Communications, Inc. is now a wholly owned subsidiary of Direct Wireless Corporation. It was organized with the minimum capital required under state law and has not yet conducted any business operations. After Direct Wireless Corporation pays the stock dividend to its stockholders, it will no longer own any stock of Direct Wireless Communications, Inc.

 At present there is no market for the common stock of Direct Wireless Communications, Inc. SEE "RISK FACTORS" AT PAGES 2 THROUGH 4 OF THIS PROSPECTUS.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                               SUMMARY INFORMATION



Direct Wireless Communications, Inc., a Texas corporation, is a development stage company founded by Direct Wireless Corporation on April 6, 2001 to market and/or license a unique, low-cost, high capacity voice and data mobile digital wireless communications technology. This technology is designed to greatly reduce the cost currently incurred by traditional wireless companies when building their cell towers and related hardware. This is done primarily by replacing their expensive hardware with software contained entirely in the Direct Wireless Communications, Inc. mobile telephone.



The major features of this technology include:

  o Extremely low cost wireless communication cell towers and support electronics that can extend coverage to vast rural areas with quality handset coverage in diverse topographies.

  o Ability to connect quickly and efficiently with existing cellular and personal communication networks as well as with the local public telephone system for long distance communications.

  o Phones that can operate in any part of the globe, even if the basic cellular or personal communication system cannot. .



Direct Wireless Communications, Inc. has been granted the license by Direct Wireless Corporation, the company that has developed and holds the patents on the technology. As a part of the initial license fee, Direct Wireless Communications Inc. must pay Direct Wireless Corporation during the 10 year term of the license agreement the sum of $10,000,000, which Direct Wireless Corporation will use to complete the development and testing of a prototype market system utilizing the technology. Direct Wireless Communications, Inc. will market and/or sublicense the technology in the United States. However, it has not yet begun any operations.



The company's address is 106 E. 6th St., Suite 650, Austin, TX 78701 and its telephone number is 512-583-4500.


                                  RISK FACTORS

RISKS ASSOCIATED WITH THE DIRECT WIRELESS CORPORATION TECHNOLOGY.

NO WORKING PROTOTYPE HAS YET BEEN DEVELOPED. .

At the present time there is no working prototype telephone that employs the current version of Direct Wireless technology. If a new working prototype can not be completed Direct Wireless Communications, Inc. will not be able to derive any income from its proposed operations.

THERE MAY NOT BE SUFFICIENT DEMAND FOR THE TECHNOLOGY.


When and if a new prototype is completed, the company's proposed business will be primarily the marketing and/or licensing of the Direct Wireless Technology to existing service providers within the wireless industry who want to economically extend their service into rural areas and/or to rural utility companies that want to diversify their businesses by becoming wireless service providers. If Direct Wireless Communications, Inc. cannot find enough service providers or utilities that anticipate sufficient demand to justify obtaining a license it will not have profitable operations.


DIRECT WIRELESS COMMUNICATIONS, INC. DOES NOT OWN THE PATENTS. .

Direct Wireless Communications, Inc. does not own the patents for the technology. If the technology covered by the patents becomes obsolete, the company may have to rely on Direct Wireless Corporation to obtain any new patents or improvements of the existing patents.

RISKS ASSOCIATED WITH THE OPERATIONS OF DIRECT WIRELESS COMMUNICATIONS, INC.

DIRECT WIRELESS COMMUNICATIONS, INC. HAS NO OPERATING HISTORY.

Direct Wireless Communications, Inc. was organized in April 2001 with minimum capitalization. It is a development stage company with no operating history upon which an evaluation of its prospects can be made.

DIRECT WIRELESS COMMUNICATIONS, INC. HAS NO OPERATING CAPITAL.

Direct Wireless communications, Inc. has no operating capital. It must raise operating capital to begin operations. There is no assurance that it can do so.

DEPENDENCE ON MANAGEMENT.

The license agreement contains provisions that have the effect of preventing any change in the management of Direct Wireless Communications, Inc. without the consent of the management of Direct Wireless Corporation. Therefore the stockholders of Direct Wireless Communications, Inc. must rely on the existing officers and directors to operate the company.

MANAGEMENT PERSONNEL WILL NOT DEVOTE FULL TIME TO THE BUSINESS OF THE COMPANY.

The officers and directors of Direct Wireless Communications, Inc. are the same as the officers and directors of Direct Wireless Corporation. The officers and directors will continue to devote part of their time to the business of Direct Wireless Corporation and therefore will not devote full time to the business of the company.

LIMITED EXPERIENCE OF MANAGEMENT.

The officers and directors of Direct Wireless Communications, Inc. do not have any experience in licensing digital wireless communications equipment. The commercial success of the company depends on the ability to successfully market and/or sublicense the technology. The company may not be able to employ additional personnel with the necessary experience for successful marketing activities.


DIRECT WIRELESS COMMUNICATIONS, INC. MAY BE UNABLE TO PAY THE REQUIRED LICENSE FEE.


The license granted to Direct Wireless Communications, Inc. requires the payment of a license fee of $10,000,000 during the tem of the license. Direct Wireless communications, Inc. may be unable to generate sufficient financing or income to pay the fee. If it cannot pay the fee, it will be unable to license any technology.


RISKS ASSOCIATED WITH THE MARKET FOR THE COMMON STOCK

NO TRADING MARKET EXISTS.

Prior to the payment of the stock dividend, all of the common stock of Direct Wireless Communications, Inc. was owned by Direct Wireless Corporation. There has never been a trading market in the common stock of Direct Wireless Communications, Inc.

NO ASSURANCE A TRADING MARKET WILL DEVELOP.

The common stock of Direct Wireless Communications, Inc. will in all likelihood be classified as a "penny stock" as that term is defined in the regulations under the Securities Exchange Act of 1934. In that event, broker-dealers that recommend the stock to their customers will be required to comply with disclosure and record-keeping provisions applicable to those stocks. The effect of those requirements may impede the development of a trading market in the common stock.

ABSENCE OF FUTURE DIVIDENDS.

Direct Wireless Communications, Inc. does not anticipate that it will pay cash dividends in the foreseeable future, even if its operations are profitable.


                                PROPOSED BUSINESS



Direct Wireless Corporation was formed in 1997 for the purpose of developing and exploiting a wireless telephone technology intended to eliminate the need for expensive control towers and related equipment currently in use in the cellular communications industry. To the present its sole business has been the development of patents relating to wireless telephone technology.



Several communications industry consultants to Direct Wireless Corporation strongly advised that company to protect its patents and improvements on those patents, as well as any new patents that it might obtain, from any potential claims by completely separating the marketing and licensing functions from the business of developing and patenting wireless communications technology. Specifically, they advised Direct Wireless Corporation to transfer the marketing functions to a separate corporation.



Direct Wireless Corporation has followed this advice. In April 2001 it organized Direct Wireless Communications, Inc. and has now licensed Direct Wireless Communications, Inc. to market and/or sublicense in the United States the wireless communications technology Direct Wireless Corporation has developed and on which it holds the patents. Direct Wireless Corporation will, upon distribution of the stock dividend, further separate itself from the marketing function because it will no longer own any equity interest in Direct Wireless Communications, Inc. However, Direct Wireless Corporation will be dependent upon payment by Direct Wireless Communications Inc. of the $10,000,000 initial licensing fee for the funds necessary to complete the development and testing of the new prototype for the technology. Payment of this fee must be made during the ten year term of the licensing agreement.


Owners of Direct Wireless Communications, Inc. common stock will have no interest in Direct Wireless Corporation as a result of their stock ownership in Direct Wireless Communications, Inc.



THE TECHNOLOGY DIRECT WIRELESS COMMUNICATIONS, INC. WILL LICENSE.

GENERAL DESCRIPTION OF THE TECHNOLOGY.


Direct Wireless Communications, Inc. has acquired from Direct Wireless Corporation the right to market and sublicense the technology covered by two patents, No. 5,995,849 issued on November 30, 1999 and No. 6,141,531 issued on October 31, 2000, and patent application No. 800416 filed on June 1, 2000. Expenditures for Patent costs have been $68,716.77. These patents and the patent application relate to a new wireless communication system (named Timed Shared Full Duplex) that uses radio frequencies for transmitting and receiving voice and data signals. The technology covered by the patents and patent application uses a self-contained radio network with several different routes for the wireless signals to take within that network and many different routes to connect that self-contained network to other outside networks.

The internal network consists of telephone handsets that allow for wireless communication that is not controlled from a central point and can travel along multiple communication routes. If several handsets are within range, they can communicate directly through signal extenders (radio repeaters) without the need for a central control center, unlike cellular or other mobile wireless communication systems. If the handsets are farther apart, they can communicate through signal extenders (radio repeaters) and network extenders (connectors to the public telephone network) that relay the call to destination handsets, also eliminating the need for a central call control center. The internal network also has the capability of communicating with outside telephone networks, such as existing public telephone systems, satellite communication systems, or emergency radio or paging systems.

The Time Shared Full Duplex wireless transmission system has been proven to operate effectively in laboratory tests performed in late 1998 through early 1999.


The technology embodied in the prototype that was developed for this initial system transmitted data at a lower rate than the technology currently in development and was only in single channel form. Expenditures for this phase were $381,711.00.


To reach higher data transmission rates and greater reliability than were achieved in the initial prototype, the wireless program was moved to Southwest Research Institute, a large research and design company located in San Antonio, Texas, which is not affiliated with Direct Wireless Corporation, where a complete systems specification analysis was completed over a 12 weeks period in late 1999 through early 2000 for $338,797.97. A system specification analysis is a document prepared by an engineering and scientific research establishment qualified to make such an analysis that demonstrates that from the scientific standpoint the technology reviewed will work as designed, i.e., that the physical principles upon which it is based are valid, and that it can be completed using only components that are currently available. . Based on the system specification analysis it prepared, Southwest Research Institute has now proposed a contract to Direct Wireless Corporation for the completion and testing of a new prototype and market ready system capable of the higher transmission rates.


When compared to currently deployed personal wireless communications systems that broadcast at data rates of up to 28 kilobits per second, the quality of the Direct Wireless Time Shared Full Duplex technology is superior. The Method of data transmission covered by Direct Wireless Corporation patents can reach speeds of up to 200 kilobits per second. The more data that can be transmitted in a wireless phone call, the higher quality the signal and the better the sound a person hears. Also, because of the patented broadcasting methods, cell towers do not control the Direct Wireless phone call. The quality of the wireless call is then higher due to less electronic signal processing.



UNIQUENESS OF THE DIRECT WIRELESS CORPORATION TECHNOLOGY.

The method used today in the wireless communications industry evolved when the wireless industry began to serve the public in the early 1980s. At that time computer chips that could be included in handsets were not available; accordingly the handsets, which are hand-held radios, had to be controlled by electronic devices contained in control towers in order to make sure that they stayed on the right frequencies and to prevent the overlapping of conversations. The essential feature of this method is that the tower controls all aspects of the wireless communication; the handset makes no broadcast decisions. This system requires control towers and control equipment that are expensive to build and makes it economically impractical to provide wireless service to sparsely settled areas.



The Direct Wireless Corporation technology differs from all other wireless communications systems because the handsets contain miniature computers that allow the handset to make all broadcast decisions, eliminating the need for expensive towers and associated control equipment. The handsets can communicate directly with one another, or the range of their signals can be extended through the use of inexpensive towers that do not have to contain expensive control equipment. As a result, wireless service can be provided economically to sparsely settled and remote areas.

THE LICENSING AGREEMENT.


The technology licensing agreement under which Direct Wireless Communications, Inc. has acquired the rights to market and sublicense the technology in the territory of the United States provides that Direct Wireless Communications, Inc. shall pay to Direct Wireless Corporation an initial license fee of 1,489,633 shares of its common stock and the sum of ten million dollars. The ten million dollars must be paid according to the terms of the license agreement. Under the license agreement Direct Wireless Communications, Inc. shall pay on a quarterly basis sixty percent (60%) of all revenues. Payments shall commence in the first quarter in which revenues are received by Direct Wireless Communications, Inc. and continue until the license fee is paid in full. In addition to the initial license fee, Direct Wireless Communications, Inc. must also pay a royalty in the amount of thirty percent of all royalty fees it receives. The technology license agreement is for an initial term of ten (10) years. Direct Wireless Corporation has two (2) renewal options of ten (10) years each.


The technology license agreement may be terminated by Direct Wireless upon the occurrence of any of the following events:

  o Direct Wireless Communications, Inc. fails to make timely payments of royalties;

  o In the event Direct Wireless Communications, Inc. dissolves, ceases active business operations, liquidates or becomes bankrupt;

  o In the event management of Direct Wireless Communications, Inc. changes from its current management.


These provisions of the technology license agreement effectively prevent any hostile takeover of Direct Wireless Communications, Inc. by means of a proxy sol icitation, a tender offer or any other device. Direct Wireless Communications, Inc. will remain under control of the management of Direct Wireless Corporation.


MANAGEMENT'S PLAN OF OPERATIONS.

At the present time, Direct Wireless Communications, Inc. has no cash requirements. It pays no compensation to its officers and directors and is being given office space at no charge by Direct Wireless Corporation. In addition, Direct Wireless Corporation will bear the costs of distributing the stock dividend to its stockholders.

To begin any operations, however, it will be necessary for Direct Wireless Communications, Inc. to raise funds in the next twelve months. The company has begun discussions with several financial institutions concerning its financing requirements. Within the next six months management intends to make a private placement of shares of common stock to accredited investors under Regulation D promulgated under the Securities Act of 1933. Management intends to raise $3,000,000 in this manner for payment to Direct Wireless Corporation for the purpose of conducting field tests of the electronic components and circuitry specified in the completed systems specification analysis.

After field tests have begun, Direct Wireless Communications, Inc. intends to make a public offering of its common stock to raise enough additional capital to permit it to pay Direct Wireless Corporation the remaining $7,000,000 of the initial license fee for the purpose of completing and testing a prototype of the system. Management expects that the field tests and the final phase of the testing can be completed within the next twelve months.

While direct Wireless Corporation completes development of the new pre-production prototype, management of Direct Wireless Communications, Inc. will begin negotiations with prospective licensees and manufacturers in preparation for the performance testing and the manufacturing of the production systems and handsets. Management expects this process to take the next six to eight months to complete all the tasks necessary for a successful demonstration of the technology. Once this phase of the development is complete, management will concentrate its efforts for the next four months on negotiating and signing contracts with licensees for territories and for equipment purchases. Down payments on any contracts signed will represent the first income from operations for the company.

Direct Wireless Communications, Inc. does not expect that it will perform any product research and development or purchase any plant or significant equipment in the next twelve months. However, before marketing operations begin, the company expects to employ personnel with marketing experience.

MARKETING STRATEGY.

Many regions in the United States are too sparsely settled to justify the expense of central call control centers required for cellular and other wireless technology. Because the Direct Wireless Corporation technology needs no central control center it is particularly suited to operate in these remote or isolated areas. The company intends to market the technology in rural areas of the United States that have limited cellular service or no wireless services of any kind Rural, as defined by the Office of Management and Budget in Washington, D.C., and accepted for use by the U.S. Census and other government agencies, is generally defined as non-metropolitan areas of open country where less than 2,500 persons live. According to the 1990 United States census, 23% of the population was accountable to rural, non-metropolitan areas. This figure appears to be on the rise: according to the 1998 World Bank Economic Indicators, 34%, or 62 million people then lived in non-metropolitan, rural areas of the United States.

The company intends to market and sublicense the technology to existing service providers who desire to extend their service to these sparsely settled areas or to public utility companies that have customers in these areas and desire to provide wireless services to their existing customers. The company does not intend to begin marketing activities until it appears that the field tests and final tests of the technology will be successfully completed. At that time, the company will employ sales personnel to present to existing providers of cellular and other telephone services the opportunity to extend their services to sparsely populated areas their services have not yet reached.


Under this marketing strategy the company does not expect competition from established cellular and/or other service providers, which are primarily located in urban markets and cannot afford to enter these rural markets because of the high cost of their equipment.. Moreover, the company is not aware of any other existing technologies that would allow established cellular service providers to expand their services economically into sparsely settled or rural areas.



Direct Wireless Communications, Inc. will not be required to apply for separate FCC licenses. The technology does not set any requirements for pre-assigned licenses from the Federal Communications Commission. Direct Wireless Corporation has represented that the handsets may be manufactured to function normally on cellular and other wireless communication licensed frequencies where enough signal space and unoccupied licenses are available, as well as in ranges where no Federal Communications Commission licenses are required. Accordingly, the technology may be used by any existing service provider that has existing licenses and wishes to extend the nature of its services.


EMPLOYEES


Direct Wireless Communications, Inc. employees at present are its officers and directors, who are also officers and directors of Direct Wireless Corporation. Bill Williams and Robert Braswell expect to spend 70% of their time working for Direct Wireless Communications, Inc. Jerry Petermann expects to spend 50% of his time working for Direct Wireless Communications, Inc. When the company begins its business operations it will be necessary to hire additional personnel. The company does not anticipate any difficulties in hiring appropriate persons.



                                   PROPERTIES


Direct Wireless Communications, Inc. shares approximately 1,600 square feet of office space at 106 E. 6th St., Suite 650, Austin, TX 78701 with Direct Wireless Corporation. The monthly rental is $3,345.77, which is paid by Direct Wireless Corporation The company believes that the amount of rent is a fair market price for comparable space and that the facilities are adequate for the foreseeable future. The company does not own any communications equipment.

                              PLAN OF DISTRIBUTION


Direct Wireless Communications, Inc. has issued 1,489,633 shares of its common stock to Direct Wireless Corporation as partial payment for the licensing of the technology. Direct Wireless Corporation will distribute these shares and 1000 shares obtained for initial capitalization of Direct Wireless Communications, Inc. as a stock dividend to its stockholders of record on May 15, 2001. Each existing Direct Wireless Corporation shareholder shall receive one share for every three shares of Direct Wireless Corporation stock owned on that date, but no fractional shares will be issued. Neither company will pay any fees to any person in connection with the distribution. Direct Wireless Corporation will pay the costs of printing and mailing copies of the prospectus to its stockholders and the costs of printing the stock certificates.




            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


At the present time there is no public trading market for Direct Wireless Communications, Inc. common stock. The company expects that when the shares of its common stock are distributed as a stock dividend, they will be considered "penny stock" as that term is defined in the regulations adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Those regulations impose certain disclosure and record-keeping requirements on brokers and dealers effecting transactions in penny stocks, which could have the effect of impeding the development of any market in the common stock. The Company intends to take all actions necessary to have its stock eligible for quotation on the National Association of Securities Dealers Bulletin Board.


Upon the effectiveness of the registration statement of which this prospectus is a part, the 341,633 shares of common stock owned by control persons of the company will become eligible for sales under Rule 144 in one year. Upon the completion of the distribution of the stock dividend there will be 265 shareholders of record of the common stock. Since inception Direct Wireless Communications, Inc. has never paid any cash dividends on its common stock and it is not anticipated that it will pay cash dividends in the foreseeable future.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


The Executive officers and directors of the Company are:




NAME                       AGE      POSITION


Bill G. Williams           66       Chief Executive Officer and Chairman of the Board


Robert S. Braswell, IV     46       President, Director


Jerry W. Petermann         50      Vice President and Chief Technology Officer, Director


W. Steven Walker           50       Secretary/Treasurer, Director



The present directors were appointed in May, 2001 and will serve until their successors are elected at an annual meeting of the shareholders. Thereafter directors will serve a term of one year.

MR. WILLIAMS has been Chairman of the Board and CEO of Direct Wireless Corporation since September 1997. During the period from 1995 until September 1997 he was self-employed in entrepreneurial activities that culminated in the founding of Direct Wireless Corporation. He was previously Chairman of the Board and Chief Executive Officer of Cafe Quick Enterprises, Inc from 1988-1995. Cafe Quick is in the vending industry market and uses a unique patented air impingement technology to cook fresh frozen food in a vending machine. Mr. Williams and his management team acquired the technology, developed the prototype and ultimately licensed the technology worldwide. From 1985 to 1988, Mr. Williams was Chairman of the Board and CEO of Ameritron Corporation, a multi-business public holding company. In his capacity as chairman, Mr. Williams was instrumental in acquiring thirty-seven businesses over a period of five years. Prior to his employment with Ameritron Corporation, Mr. Williams was involved in real estate projects and land development. Mr. Williams is co-inventor of the Direct Wireless Communication System.


MR. BRASWELL has been President of Direct Wireless Corporation since November 1999 and a member of the board of directors since January 1999. He was an independent businessman with eighteen years experience in the common carrier freight business, working for Central Freight Lines, Inc from 1974-1992. During his tenure Mr. Braswell worked in all aspects of the Company operations. His last position with Central Freight Lines was Director of Data Processing for Shop Maintenance and Inventory Control. He managed the parts, tires and fuel inventories in addition to the Maintenance Reporting System. During this period, Mr. Braswell was a study group chairman and a committee member of the Board of Directors for the American Trucking Association Maintenance Council. Before joining Direct Wireless Corporation, 1992-1999 he was engaged in business evaluations, real estate development and new home construction. Mr. Braswell graduated from the University of Houston in 1983 with a Bachelor of Business Administration in Organizational Behavior Management.


MR. PETERMANN has been Vice President of Direct Wireless Corporation since January 1999. Mr. Petermann is co-inventor of the Direct Wireless Communication System. He served as a consulting engineer to Direct Wireless Corporation from October 1997 until January 1999, during which time he was engaged in developing the system features and capabilities and writing the patent applications for Direct Wireless Corporation. From 1995 until October 1997 he was a design engineer for Ramtech Electronics, a company that was then in the business of electronics design and assembly. Mr. Petermann has a long career, beginning in 1972, as an engineer and inventor in a variety of disciplines. As founder of Warrington Laboratories he developed several successful concepts and inventions for clients that include the Department of Defense, U.S. Navy, Los Alamos National Laboratories, Housing and Urban Development and the United Nations, among others. He has extensive experience in concept-to-patent management, research and development firms, manufacturers and patent attorneys.
Mr. Petermann holds a Bachelor of Applied Science in Telecommunications from the University of Mary Hardin-Baylor, 1972.


MR. WALKER is Secretary/Treasurer of Direct Wireless Corporation and acts as principal legal advisor to the Company. For approximately twenty-five years Mr. Walker has been engaged in the private practice of law with emphasis in commercial and business litigation and corporate finance.

He has been a board member of several public companies and represents a number of corporations. Mr. Walker received a Bachelor of Arts Degree with Honors from the University of Texas, Austin, Texas, and a Doctor of Jurisprudence Degree from the University of St. Mary's School of Law, San Antonio, Texas. He received his law license in November of 1976.


                             EXECUTIVE COMPENSATION

At the present time Direct Wireless Communications, Inc. does not have any operations. Even after operations have begun it may be some period of time before revenues are sufficient to pay executive salaries. When the Company has sufficient revenues it intends to pay executive salaries as set forth in the following compensation table.




       -----------------------------------------------------------------

             NAME                                  SALARY
       -----------------------------------------------------------------

       Bill G. Williams                            $100,000
       -----------------------------------------------------------------

       Robert S. Braswell, IV                      $70,000
       -----------------------------------------------------------------

       Jerry W. Petermann                          $60,000
       -----------------------------------------------------------------

       W. Steven Walker                            $42,000
       -----------------------------------------------------------------




In addition, Direct Wireless Communications, Inc. will issue 1,000,000 shares of common stock to these officers as follows: Bill G. Williams: 350,000; Robert S. Braswell IV: 300,000; Jerry W. Petermann: 200,000; W. Steven Walker: 150,000. At the present time, there are no other cash or stock bonus, stock option plans, pension plans or similar compensation plans.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT





Prior to the payment of the stock dividend by Direct Wireless Corporation, that company was the sole stockholder of Direct Wireless Communications, Inc. After payment of the stock dividend, the following persons will be the beneficial owners of 5% or more of the common stock of Direct Wireless Communications, Inc.





NAME AND ADDRESS         AMOUNT AND NATURE                     PERCENT OF CLASS
                         OF BENEFICIAL OWNERSHIP



Shirley Williams         154,920  Direct                             10.39%
4800 Ridgeview
Waco, TX 76710

Bill G. Williams         154,920  Indirect (1)                       10.39
106 E. 6th Street
Austin, TX 78701

Robert S. Braswell IV    78,879  Direct (2)                           5.29
106 E. 6th Street
Austin, TX 78701

Diana Callan Braswell    96,528  Direct and Indirect (3)              6.48
3913 Old Mill Road
Waco, TX 76710

-------------------------------------------------------------------------------

(1) These are the shares that will be owned of record by Shirley Williams, Mr. Williams' wife.

(2) 1,667 of these shares will be owned by Mr. Braswell and his wife as joint tenants.

(3) Includes 87,444 shares that will be owned as trustee of various trusts Diana Callan Braswell is Mr. Braswell's mother.

After the stock dividend is paid, the officers and directors of Direct Wireless Communications, Inc., will own shares of the company's common stock as shown in the following table.


NAME AND POSITION                NUMBER OF SHARES              PERCENT OF CLASS
                                BENEFICIALLY OWNED

Bill G. Williams                  154,920  Indirect                  10.39%
Chairman and CEO
106 E. 6th Street, Suite 645
Austin, TX 78701

Robert S. Braswell IV             78,879  Direct                      5.29
President and Director
106 E. 6th Street, Suite 645
Austin, TX 78701

Jerry W. Petermann                61,216  Direct                      4.11
Vice President and Director
106 E. 6th Street, Suite 645
Austin, TX 78701

W. Steven Walker                  46,648  Direct                      3.13
Secretary, Treasurer
And Director
800 Airport Freeway
Irving, TX 76710

All officers and directors as     341,663                            22.92
a group ( four persons)

Information as to the nature of the security holdings of officers and directors is given in the notes to the preceding table.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



Direct Wireless Communications, Inc. was organized by Direct Wireless Corporation on April 6, 2001. On that date the company issued 1000 shares of common stock to Direct Wireless Corporation in consideration of the furnishing of initial capitalization of $1000. Direct Wireless Corporation can therefore be considered to be a promoter of the company.



On May 15, 2001, Direct Wireless Communications, Inc. entered into an agreement with Direct Wireless Corporation under which it was licensed to market and/or sublicense the Direct Wireless Corporation technology for the United States. As partial payment for the license agreement, Direct Wireless Communications, Inc. issued to Direct Wireless Corporation 1,489,633 shares of its common stock. In addition, the license agreement requires Direct Wireless Communications, Inc. to pay royalties and an aggregate of ten million dollars cash to Direct Wireless Corporation.


                            DESCRIPTION OF SECURITIES

Direct Wireless Communications, Inc. is authorized to issue ten million shares of common stock, no par value. There are presently outstanding 1,490,633 shares. Holders of the common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. They are also entitled to dividends declared by the directors out of funds legally available for payment of dividends. Holders of the common stock do not have any cumulative voting rights or any preemptive or similar rights.


The Transfer Agent for Direct Wireless Communications, Inc. is Nancy Heel, Post Office Box 151599, Austin, Texas 78715-1599; telephone: 512-442-2379.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Direct Wireless Communications, Inc. does not have any provision of its Articles of Incorporation or its By-Laws that require the company to indemnify its officers and directors on account of any liability they incur as a result of their actions as officers or directors. However, Section 2.02-1 of the Texas Business Corporation Act permits the indemnification of directors, officers, agents and employees of a corporation if the person seeking indemnity acted in good faith and reasonably believed, if a director, that his conduct was in the corporation's best interests, and, if not a director, that his conduct was not opposed to the corporation's best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnity is not permitted if a person is found liable to the corporation and is limited to expenses actually incurred in the case of a person found liable on the basis of personal benefit improperly received by him. Section 2.02-1 also provides that a corporation shall indemnify directors and officers against reasonable expenses incurred in connection with a proceeding if they are wholly successful, on the merits or otherwise, in the defense of the proceeding.

A determination whether to pay indemnity in any proceeding may be made by a majority of a quorum of the board of directors, or a by committee of the board of directors appointed for such purpose, or by special legal counsel, or by a vote of the stockholders, but directors who are defendants or respondents in a proceeding may not vote on the matter.

Section 2.02-1 also authorizes a corporation to purchase insurance on behalf of directors, officers and employees against liability asserted against them as a result of their capacities as such. Direct Wireless Communications, Inc. does not have any insurance on behalf of directors, officers or employees.


We have been informed that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to our officers and directors or control persons pursuant to the provisions of the Texas Business Corporation Act, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL



The financial statements of Direct Wireless Communications, Inc. included in this prospectus and the registration statement have been included in reliance on the report of Darilek, Butler & Co., P.C., independent certified public accountants, included in this prospectus, and on the authority of that firm as experts in accounting and auditing.



W. Steven Walker, Esq., who has rendered an opinion on the validity of the Company's common stock, is Secretary/Treasurer and General Counsel of the Company.

                              AVAILABLE INFORMATION

Direct Wireless Communications, Inc. has filed a registration statement with the Securities and Exchange Commission on Form SB-2 under the Securities Act of 1933 with respect to the shares of its common stock being distributed as a stock dividend to the shareholders of Direct Wireless Corporation. This prospectus does not contain all of the information described in that registration statement and the related exhibits. Statements in this prospectus concerning the contents or provisions of contracts or other documents are not necessarily complete, and in each instance the refers you to the copy of the document on file as an exhibit to the registration statement.

A copy of the registration statement and the related exhibits may be inspected without charge at the Commission's office at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from these offices upon payment of the fees specified by the Commission. Information on the operations of the Commission may be obtained by calling 1-800-SEC-0300.

Direct Wireless Communications, Inc. has filed the registration statement electronically with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that website is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                          Page
                                                                                        --------


Independent Auditors' Report                                                              F-2

Balance Sheet at August 31, 2001                                                          F-3

Statement of Income from date of inception                                                F-4
   April 6, 2001 to August 31, 2001

Statement of Changes in Stockholders' Equity from date of inception
   April 6, 2001 to August 31, 2001                                                       F-5

Statement of Cash Flows from date of inception
   April 6, 2001 to August 31, 2001                                                       F-6

Notes to Financial Statements                                                             F-7


                           DARILEK, BUTLER & CO., P.C.
                            622 Isom Road, Suite 100
                            San Antonio, Texas 78216
                               210-979-0055 phone
                                210-979-0058 fax




INDEPENDENT AUDITORS' REPORT


The Board of Directors
Direct Wireless Communications, Inc.
San Antonio, Texas


We have audited the accompanying balance sheet of Direct Wireless Communications, Inc. (a Texas Corporation) as of August 31, 2001 and the related statements of income and cash flows for the period from inception (April 6, 2001) to August 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Wireless Communications, Inc. as of August 31, 2001 and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America.


                                               "Darilek, Butler & Co., P.C."

San Antonio, Texas
September 10, 2001

DIRECT WIRELESS COMMUNICATIONS, INC.                                     Page 2

Balance Sheet
August 31, 2001




ASSETS:

Current Assets
     Cash                                                       $         688
                                                                  -------------
        Total Current Assets                                              688
                                                                  =============
LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities
   Accounts Payable - Related Party                             $       1,820
                                                                  -------------
       Total Current Liabilities                                        1,820

Stockholders' Equity
 Common Stock, No Par Value, 10,000,000 Shares
      Authorized, 1,000 Issued and Outstanding                          1,000

    Additional Paid-In Capital                                          8,217
    Retained Earnings (Deficit)                                       (10,349)
                                                                  -------------
          Total Stockholders' Equity                                   (1,132)
                                                                  -------------

          Total Liabilities and Stockholders' Equity            $         688
                                                                  =============






   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.                                     Page 3

Statement of Income and Retained Earnings
From the Date of Inception (April 6, 2001) to August 31, 2001



Revenue                                                 $                   0

Expenses
    Legal Fees                                                          1,500
    License Fees                                                          320
    Administrative Fees                                                 8,529
                                                           --------------------
                                                                       10,349

Net Loss                                                $             (10,349)

Retained Earnings (Deficit)- Beginning of Period                           0
                                                           --------------------
Retained Earnings (Deficit)- End of Period              $            (10,349)
                                                           ====================







   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.                                     Page 4

Statement of Changes in Stockholders' Equity
From the Date of Inception (April 6, 2001) to August 31, 2001



                                                                                ADDITIONAL
                                                                 COMMON           PAID-IN           RETAINED
                                                  SHARES          STOCK           CAPITAL           EARNINGS         TOTAL
                                                 ----------    ------------    --------------     -------------   ------------
Balance - Inception                                      0     $         0     $           0      $          0              0

Stock Issued                                         1,000           1,000                 0                 0          1,000

Paid-In Capital - Services Contributed                                   0             8,217                 0          8,217

Net Income                                                               0                 0           (10,349)       (10,349)
                                                 ----------    ------------    --------------     -------------   ------------
Balance - August 31, 2001                            1,000  $        1,000  $          8,217   $       (10,349)        (1,132)
                                                 ==========    ============    ==============     =============   ============






   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.                                   Page 5
Statement of Cash Flows
From the Date of Inception (April 6, 2001) to August 31, 2001




Cash Flows From Operating Activities                                                        $
         Net Income (Loss)                                                                             (10,349)
         Adjustments to Reconcile Net Loss to Net Cash
           Provided by (Used for) Operating Activitites:
           Services Contributed                                                                          8,217
           Increase in:
               Accounts Payable                                                                          1,820
                                                                                              -----------------
                  Net Cash Provided (Used) by Operating Activities                                        (312)

Cash Flows From Investing Activities                                                                         0

Cash Flows From Financing Activities
         Cash from Stock Issued                                                                          1,000
                                                                                              -----------------

          Net Increase (Decrease) in Cash                                                                  688

Cash, at Beginning of Period                                                                                 0

                                                                                              -----------------
Cash, at End of Period                                                                      $              688
                                                                                              =================












   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.                                  Page 6

Notes to Financial Statements
August 31, 2001

Note A - Summary of Significant Accounting Policies

NATURE OF OPERATIONS

Direct Wireless Communications, Inc. (the Company) is a development stage company that was incorporated on April 6, 2001. On May 15, 2001, the Company entered into a Technology Licensing Agreement with Direct Wireless Corporation (Direct Wireless). Under this agreement, Direct Wireless was granted a license to market and/or sublicense in the United States the wireless telephone communications technology on which Direct Wireless holds the patents. The Company has not yet begun operations. Upon completion of the working prototype telephone employing the technology, the Company intends to market and sublicense the technology primarily to existing service providers who desire to extend their services to sparsely settled areas or to public utilities who have customers in such areas and desire to provide wireless services to them.

BASIS OF ACCOUNTING

The financial statements of the Company have been prepared on the accrual basis of accounting. As such, revenue is recognized as earned and expenses are recorded when accrued. This basis of accounting conforms to generally accepted accounting principles.

INTERIM FINANCIAL STATEMENTS

The accompanying financial statements are prepared as of August 31, 2001, which is an interim reporting period for the Company. The Company's fiscal year ends on the last day of the calendar year for financial reporting purposes. The Company's first fiscal year will be ending as of December 31, 2001.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions effect the reported amounts on assets and liabilities, disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Note B - Related Party Transactions

During the period ended August 31, 2001, the Company incurred legal expenses and license fees related to incorporating and organizing the startup operations of the Company. These expenses were paid for by Direct Wireless Corporation, an entity related to the Company through common ownership. Total expenses incurred were $1,820.

DIRECT WIRELESS COMMUNICATIONS, INC.                                   PAGE 7

Notes to Financial Statements
August 31, 2001


Note B - Related Party Transactions (Continued)

Direct Wireless Corporation also provided office space and administrative services to the Company for the period ended August 31, 2001. The estimated value for the services provided totaled $8,217 for the period ended August 31, 2001 and are recorded as administrative services in the accompanying financial statements.